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                                                            Exhibit 23(a)




                       Consent of Independent Accountants


The Board of Directors
 BankBoston Corporation

      We consent to the incorporation by reference, in this pre-effective amendment No. 1 to the registration statement on Form S-3, of our report dated January 16, 1997 on our audits of the consolidated financial statements of BankBoston Corporation (formerly known as Bank of Boston Corporation) and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Corporation's 1996 Annual Report to Stockholders and in Exhibit 13 to the Corporation's 1996 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."

      The consolidated financial statements of BayBanks, Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994, prior to the restatement for the 1996 pooling of interests, included in the 1995 and 1994 restated consolidated financial statements were audited by other auditors whose reports expressed unqualified opinions of those financial statements. We audited the combination of the accompanying consolidated balance sheet as of December 31, 1995, and the consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1994, after restatement for the 1996 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the financial statements.



                                           /s/ Coopers & Lybrand L.L.P.
                                           -----------------------------------
                                           Coopers & Lybrand L.L.P.




Boston, Massachusetts
November 17, 1997